Exhibit 10.28

EQUITY BANK

MARKET PRESIDENT INCENTIVE PLAN

(Metro)

MARKET PLAN

FOR 2015 CALENDAR YEAR

Participant Name

PURPOSE

This plan is designed to motivate and reward participants for achieving and exceeding specified individual goals which drive profitability while maintaining asset quality, demonstrating consistent and effective teamwork, and making referrals to business partners.

PLAN OVERVIEW

Earned Incentives will be paid to the producer for new loan and deposit production and fee income produced according to a predetermined schedule as long as the producer meets certain quarterly and annual goals and maintains acceptable asset quality levels.

The plan will be in effect from January 01, 2015 until December 31, 2015. Management reserves the right to review, amend, alter, revise or cancel any aspect of this plan at any time. Interpretation of the plan rules will be at the sole discretion of the EVP or the CEO.

Management reserves the right to adjust any incentive awards based upon various qualitative factors such as quality of records and documents, business ethics, individual cooperation and teamwork, etc.

Market Production Quarterly Incentives will be paid out as follows: 50% cash paid within 45 days following production quarter, 50% stock options granted on December 31, 2015 with the vesting schedule below.

Stock Options Vesting Schedule
Year 1 = 20%
Year 2 = 40%
Year 3 = 60%
Year 4 = 80%
Year 5 = 100%

To be eligible for the plan, the Market President must be in good standing and an employee of the bank on the day the incentive is paid. Accumulated incentive amounts are forfeited at termination of employment. No incentive is actually earned or due until it is actually paid to the employee. If an employee is on probation, the employee will not be eligible to participate in the plan during the probationary period.

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PLAN DETAILS

The Market President will accumulate a “pool” of potential quarterly incentives based on undiluted earnings per share of Equity Bancshares, Inc., market production, market fee income and market deposit production during each calendar quarter. Incentives earned will be paid quarterly and will be adjusted by asset quality factors. Incentives will also include a discretionary factor. Secondary market fees are not included under this plan, but may be addressed separately on an individual basis.

At the beginning of the incentive period a baseline beginning loan portfolio balance will be determined for each market. A loan portfolio balance for the end of the period will also be determined for each market. Then, a quarterly goal amount for outstanding loan balances will be calculated for each month based on the beginning and ending portfolios. At the end of each quarter, a percentage of actual outstanding loans to “goal” outstanding loans will be computed. This percentage may be more or less than 100% and is referred to as Outstanding Loan Goal Percentage. In the same manner, a quarterly Loan Fee Goal and Non-Interest Bearing (NIB) Deposit Growth goal will be established and quarterly progress monitored and computed.

The Outstanding Loan Goal percentage, the Loan Fee goal percentage and the NIB Deposit goal percentage will be three of the factors making up the Earned Incentive Percentage. The other factors will be Undiluted Earnings Per Share and a Discretionary factor. The Outstanding Market Goal will be 25%, the Market Loan Fee Goal will be 15% and the Market NIB Deposit goal will be 25% of the Earned Incentive Percentage. The Undiluted Earnings Per Share will be 25% and the Discretionary Factor will be 10%.

Every quarter end incentives will be computed on new market loan production for that quarter based on the Incentive Amount percentages. This amount (Possible Incentive) will be discounted by any applicable Asset Quality Factors, thus arriving at Tentative Incentive. The product of that computation will be multiplied by the Earned Incentive Percentage, thus arriving at the Earned Incentive. Any loan that is “Placed” in the market portfolio, by management, will be excluded from the calculation.

The overall annual incentive target for all factors will be 25% of employees’ base salary. If the Target 100-124% goal is made, 100% of the calculated payment will be made. If the Threshold goal of 85-99% is made, 50% of the calculated payment will be made. If the Threshold of 85% is not made, no payment will be made. If an Exceptional goal of 125% or greater is made, 125% of the calculated payment will be made.

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Participations

Loan incentives are only paid based on loan balances or loan fees retained by Equity Bank. Any portions sold to other institutions will not qualify. However, any participation sold which is subsequently bought back (in the same calendar year originated) may be included in incentive computations. Participations purchased from other institutions may also qualify for incentives. Determination of what participations qualify for incentives will be at the sole discretion of the EVP or the CEO.

Responsibility of Participant

It is the responsibility of participant in the plan to report on a timely basis the production eligible for incentive and to provide the appropriate information (e.g. names, account numbers, balances, pricing sheets, etc.) Failure to provide the information will disqualify the item from incentives in that quarter. Management will not consider late or incomplete information. Participant will be provided an incentive computation sheet for review after all eligible information has been submitted and prior to payment. Once payment for the quarter, no additional items will be considered.

Below is the payout allocation which the Earned Incentive will be based on.

Goals	Weight

Earnings per Share - Undiluted	25%

Market Loan Growth	25%

Market Deposit Production (All NIB)	25%

Market Loan Fee Income	15%

Discretionary	10%

Totals	100%

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ASSET QUALITY FACTORS

All quarterly incentives under this plan will be reduced for poor asset quality factors according to the following schedule for the market (purchased loans will be excluded):

ITEM	DEDUCTION

Delinquency -30 days and over > 1.0%	25% reduction of all incentives if delinquency exceeds 1%; additional 15% reduction for each 25 basis points above 1%.

Non-performing loans > 0.50%	25% reduction of all incentives if Non-performing loans exceed .50% of portfolio; additional 15% reductions for each 10 basis points above .50%.

Criticized + Classified loans>10%	50% reduction in all incentives if CLs exceed 10%; additional 20% reduction for each additional 5%.

Net Charge Offs > .35% of portfolio or $100,000 annually, whichever is less.	Up to 100% reduction in incentives.
1-Tier Risk Rating Downgrades Resulting in a Risk Rating of 6 or lower Initiated by sources other than Commercial Banker.	25% reductions in all incentives.

Collateral and Credit exceptions Less than 25% at quarter end	1% reduction of all incentives for every 1% that exceptions exceed 25%

My signature below indicates receipt of the Market President Incentive Plan and my agreement to adhere to the parameters of it.

Agreed and Accepted this      day of             , 20

Name, Title

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